Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Amends and Extends Credit Agreement;

Previews Fourth-Quarter Results

$50M Amended Credit Facility Provides Financing Through January 2014

Company Expects to Announce 35% Sales Growth and Strong Operating Margins in its

Fourth-Quarter Fiscal 2010

CHESTNUT RIDGE, NY, JULY 29, 2010 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced that it has reached agreement with its lending partners, M&T Bank, RBS Citizens Bank and Capital One, to amend and extend its $50 million revolving line of credit through January 2014. The amended agreement extends the Company’s credit facility that was due to expire in July 2011. The amended facility also contains an additional $10 million “accordion” provision.

The amended and restated credit agreement will provide additional liquidity for the Company, including the flexibility to retire its outstanding convertible bonds in October 2011. Details of the financing arrangements will be included in a Form 8-K to be filed with the Securities and Exchange Commission.

LeCroy also provided preliminary financial results for the fourth quarter of fiscal 2010 ended July 3, 2010. LeCroy expects fourth-quarter revenues to increase 35% year over year to approximately $36.7 million, which exceeds the high end of the Company’s previous guidance of $34 to $35 million. The Company further expects non-GAAP operating margins of approximately 9.5% for the fourth quarter of fiscal 2010. LeCroy will provide guidance for the first-quarter of fiscal 2011 on its year-end conference call scheduled for the week of August 16, 2010.

Management Comments

“The amendment and extension of our credit facility will provide long-term liquidity and position us to augment our internal cash generation capabilities as necessary to retire our convertible bonds on favorable terms,” said LeCroy President and Chief Executive Officer Tom Reslewic. “Our ability to secure financing in a difficult credit environment is a testament to the high quality and long-term nature of the relationships that we have developed with our banking group.”

“Our excellent fourth-quarter financial results, which exceed the high end of our guidance ranges for both revenue and non-GAAP operating margins, reflect LeCroy’s technology leadership and enthusiastic customer response to our refreshed line of oscilloscopes,” added Reslewic.

The preliminary financial information presented in this news release reflects the extent of LeCroy’s most current understanding of its financial results. Detailed GAAP to non-GAAP reconciliation will be provided in the Company’s fourth-quarter financial results press release scheduled for the week of August 16, 2010. This information is subject to change and is based on management’s estimates derived from the information available at this time. In addition, the financial information provided in this news release has not yet been reviewed by LeCroy’s independent registered public accounting firm and is subject to that review and change before filing of the Company’s Form 10-K.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, and military and aerospace markets. LeCroy’s 45-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis”—capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining, but not limited to expectations regarding: the Company’s amended and restated credit agreement’s ability to provide additional liquidity for the Company, including the flexibility to retire its outstanding convertible bonds on favorable terms in October 2011; and expectations regarding the Company’s fourth-quarter fiscal 2010 revenue and non-GAAP operating margins. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; failure to obtain and maintain cost reductions; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in, or interpretations of, accounting principles; inventory write-down; impairment of long-lived assets; valuation of deferred tax assets; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; LeCroy’s inability to purchase its convertible debt; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers.

For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings, which are available at the Company’s website www.lecroy.com. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.